Exhibit 2.1

ARTICLES OF INCORPORATION

OF

CARIBBEAN EXPLORATION, INC.

The undersigned natural person, of the age of eighteen years or more, a resident of the State of Texas, acting as an incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the Corporation is Caribbean Exploration, Inc.

ARTICLE TWO

The Corporation will have perpetual existence.

ARTICLE THREE

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares of capital stock that the Corporation will have authority to issue is Two Hundred Million (200,000,000) shares of Common Stock having no par value.

ARTICLE FIVE

No shareholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such shareholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

ARTICLE SIX

Shareholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

ARTICLE SEVEN

Any action required or permitted by law, these Articles of Incorporation or the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE EIGHT

The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

ARTICLE NINE

The Corporation will, to the fullest extent permitted by the Texas Business Corporation Act, as the same exists or may hereafter be amended, indemnify any and all persons who are or were serving as director or officer of the Corporation, or who are or were serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee or employee of another corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by such Act. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the capacity of director or officer and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE TEN

To the fullest extent permitted by the laws of the State of Texas as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article.

ARTICLE ELEVEN

The street address of the Corporation’s initial registered office is 2705 Canton Street, Dallas, Texas 75226, and the name of its initial registered agent at that address is Dennis McLaughlin.

ARTICLE TWELVE

The number of directors constituting the initial Board of Directors of the Corporation is two and the names and mailing addresses of such persons, who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified, are:

Name	Address
Dennis McLaughlin	2705 Canton Street
Dallas, TX 75226

Alvin T. Hunter	2705 Canton Street
Dallas, TX 75226

Hereafter, the number of directors will be determined in accordance with the Bylaws of the Corporation.

ARTICLE THIRTEEN

The name and address of the incorporator are:

NAME	ADDRESS
Roger A. Crabb	Scheef & Stone, L.L.P.
5956 Sherry Lane, Suite 1400
Dallas, TX 75225

EXECUTED as of the 6th day of April, 2004.

/s/ Roger A. Crabb
Roger A. Crabb